Exhibit 4.51.1

FIRST AMENDMENT
TO
12% SUBORDINATED PROMISSORY NOTE

THIS FIRST AMENDMENT TO 12% SUBORDINATED PROMISSORY NOTE (this “Amendment”) is made and entered into as of June 30, 2005, by E.DIGITAL CORPORATION, a Delaware corporation (“Maker”) in favor of [_____________________________], or its registered assigns (“Payee”).

R E C I T A L S

A. Whereas, Maker has previously executed and delivered to Payee that certain 12% Subordinated Promissory Note dated on or about July 1, 2004 (the “Note”) and, in connection therewith, issued to Payee a Stock Purchase Warrant of even date (the “Warrant”);

B. Whereas, Payee is one of several holders of the 12% Subordinated Promissory Notes (collectively, the “12% Subordinated Promissory Notes”) and one of several holders of Stock Purchase Warrants (collectively, the “Warrants”);

C. Whereas, holders of at least fifty-one percent (51%) in the aggregate principal amount of the 12% Subordinated Promissory Notes outstanding may amend, modify and/or waive certain requirements and obligations of the Maker under the 12% Subordinated Promissory Notes and the Warrants and bind all holders with respect to such amendment, modification and waiver; and

D. Whereas, Maker desires to modify the 12% Subordinated Promissory Notes and the Warrants and Payee, consents to such modification as set forth herein.

NOW, THEREFORE, for a valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.  Maturity Date. The “Maturity Date” referenced in the first unnumbered paragraph of the Note is hereby extended from July 1, 2005 to December 31, 2005.

2.  Conditions to Amendment. As a condition to the obligation of Payee to execute and deliver this Amendment, Maker shall concurrently herewith shall enter into Amendment No. 1 to Stock Purchase Warrant entered into as of July 1, 2004 (the “Warrant”) reducing the purchase price for each warrant share (“Warrant Share”) purchasable under the Warrant from twenty-five cents ($0.25) to nineteen cents ($0.19).

3.  Effective Amendment. Except as expressly modified, altered or supplemented herein, all of the provisions of the Note remain in full force and effect; provided, however, that in the event of any conflict between the provisions of the Note and the provisions of this Amendment, the provisions of this Amendment shall control.

4.  Counterparts. This Amendment may be executed in two or more counterparts each of which shall be deemed an original but all of which taken together shall constitute but one and the same Amendment.

IN WITNESS WHEREOF, the parties hereto have duly executed this First Amendment to 12% Subordinated Promissory Note as of the date first above written.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE
TO
FIRST AMENDMENT
TO
12% SUBORDINATED PROMISSORY NOTE

“MAKER”	“PAYEE”

E.DIGITAL CORPORATION 13114 Evening Creek Drive South San Diego, California 92128	Name

By:	By:
Atul Anandpura
President and CEO	Title:

Address: